Form 8-K

Item 5. Other Events.

     USBANCORP, Inc. (the "Registrant") announced on February 19, 1998, that its Three Rivers Bank subsidiary, has reached an agreement in principle to acquire two branches of National City Bank of Pennsylvania, a subsidiary of National City Corporation of Cleveland, Ohio. For a more detailed description of the proposed transaction see the press release attached as Exhibit #99.1.

Exhibits
--------

Exhibit 99.1 Press release dated February 19, 1998, announcing that USBANCORP, Inc.'s, Three Rivers Bank subsidiary has reached an agreement in principle to acquire two branches of National City Bank of Pennsylvania, a subsidiary of National City
               Corporation of Cleveland, Ohio.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By /s/Jeffrey A. Stopko
Jeffrey A. Stopko
Senior Vice President
& CFO

Date: February 25, 1998

Exhibit 99.1

          Jeffrey A. Stopko                        February 19, 1998
          Senior Vice President and                    IMMEDIATELY
          Chief Financial Officer
          (814) 533-5310

              USBANCORP, INC. ANNOUNCES BRANCH ACQUISITIONS

     PITTSBURGH, PA -- USBANCORP, Inc. (NASDAQ NMS: UBAN) announced that one of its banking subsidiaries, Three Rivers Bank, has reached an agreement in principle to acquire two branch offices of National City Bank of Pennsylvania, a subsidiary of National City Corporation (NYSE: NCC) of Cleveland, Ohio.
The acquired branch offices are located on the North Side of Pittsburgh at 600 East Ohio Street and in Braddock at 823 Braddock Avenue.
     Three Rivers Bank will pay a core deposit premium of 7.0% to acquire approximately $38 million of deposits. The bank will use the funds provided by the deposits to pay down existing borrowings on its balance sheet. No loans are included in the transaction with the exception of cash reserve accounts (overdraft protection) related to certain deposit accounts. The agreement is subject to the completion of due diligence and all necessary regulatory approvals. The sale is expected to be completed in the spring of 1998.
     Three Rivers Bank will honor all of the rates and terms currently in effect on all certificate of deposit accounts, with no interruption of service to customers. Three Rivers Bank will provide additional details to all customers to ensure a smooth transition.
     W. Harrison Vail, President and Chief Executive Officer of Three Rivers Bank, stated: "These two branch offices will complement and augment our existing community banking network in Allegheny County. We intend to continue our philosophy of customer service and neighborhood involvement as we expand in these two communities."
     Three Rivers Bank is a state-chartered and federally insured bank, with assets in excess of $950 million and 23 offices in Allegheny, Washington and Westmoreland Counties. It is part of the USBANCORP banking network which had total assets of $2.2 billion at December 31, 1997.